RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                       TRUMP'S CASTLE HOTEL & CASINO, INC.


     THE UNDERSIGNED hereby files this Restated Certificate of Incorporation pursuant to the provisions of N.J.S.A. 14A:9-5.

                                    ARTICLE I

     The name of the corporation (the "Corporation") is: Trump's Castle Hotel & Casino, Inc.

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of New Jersey and the name of the registered agent at such address are:

               Agent:   Patricia M. Wild, Esq.
               Address: One Castle Boulevard
                        Atlantic City, New Jersey 08401

     The address of the Corporation's registered office and of its registered agent are identical.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation are (1) to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, and
(2) to engage in casino gaming pursuant to the New Jersey Casino Control Act.

                                   ARTICLE IV

     The total authorized capital stock of the Corporation is One Thousand (1,000) shares of common stock without par value.


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                                    ARTICLE V

     The number of persons comprising the entire Board of Directors of the Corporation shall be not less than one (1) nor more than fifteen (15). The number of directors constituting the Board of Directors of the Corporation at the time of the adoption of this Amended and Restated Certificate of Incorporation was one (1). The names and addresses of the directors constituting its then current Board are as follows:

Name                                Address
----                                -------
Donald J. Trump                     725 Fifth Avenue, New York, N.Y. 10022

                                   ARTICLE VI

     A. New Jersey Qualification. All transfers (as defined by the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., and the regulations promulgated thereunder) (the "Casino Control Act") of securities (as defined by the Casino Control Act), shares and other interests in the Corporation shall be subject to the right of prior approval by the New Jersey Casino Control Commission (the "Commission"); and the Corporation shall have the absolute right to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the Corporation in the event that the Commission disapproves a transfer in accordance with the provisions of the Casino Control Act.

     All securities of the Corporation are held subject to the condition that, if a holder thereof is found to be disqualified by the Commission pursuant to the provisions of the Casino Control Act, such holder shall (a) dispose of his or her interest in the


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

Corporation; (b) not receive any dividends or interest upon any such securities;
(c) not exercise, directly or through any trustee or nominee, any voting right conferred by such security; and (d) not receive any remuneration in any form from the casino licensee for services rendered or otherwise. If any unsuitable or disqualified holder fails to dispose of his securities within 180 days following such disqualification, (i) such security shall be subject to redemption by the Corporation, at the market price or purchase price, whichever is the lesser and (ii) such unsuitable or disqualified holder shall indemnify the Corporation for any and all direct or indirect costs, including attorneys' fees, incurred by the Corporation as a result of such holders continuing ownership or failure to divest promptly.

     This Restated Certificate of Incorporation is deemed to include all provisions required by the Casino Control Act and, to the extent that anything contained herein is inconsistent with same, the provisions of the Casino Control Act shall govern. all provisions of the Casino Control Act, to the extent required by law to be included in this Certificate of Incorporation, are incorporated herein by reference as if fully set forth herein.

                                   ARTICLE VII

     The Corporation shall indemnify and reimburse any present or former "corporate agent", as defined in N.J.S.A. 14A:3-5, who serves this Corporation, or any constituent corporation absorbed by this Corporation in a merger or consolidation, or any other corporation or business entity in which this Corporation has a business interest, against any reasonable and necessary expenses, counsel fees and liabilities actually incurred by them in any civil or criminal proceeding brought or threatened for acts arising out of their status as corporate agents, to the maximum extent permitted by law and in accordance with the procedures set forth in N.J.S.A. 14:3-5. Termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such corporate agent did not meet the applicable standard of conduct for indemnification. Indemnity shall be paid in advance of the final disposition of the proceeding, providing the corporate agent undertakes to repay the Corporation if it shall be ultimately determined that he is not entitled to indemnification as provided by this Article VII.

     Indemnification rights provided for in this Article VII shall be construed as in addition to, and not exclusive of, all other rights to indemnification to which any corporate agent may be entitled.

     A director shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders; provided, however, that this provision shall not relieve a director from liability for any breach of duty based upon an act or omission (a) in breach of such director's duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or
(c) resulting in receipt by such director of any improper benefit.


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

     IN WITNESS WHEREOF, the undersigned officer of the above-named Corporation has hereunto signed this Restated Certificate of Incorporation as of the 7th day of October, 1996.

Dated: October 7, 1996                    /s/ NICHOLAS L. RIBIS
                                          --------------------------
                                          Nicholas L. Ribis
                                          Vice President


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

                       CERTIFICATION OF NICHOLAS L. RIBIS

     The undersigned, being over the age of eighteen (18) and authorized to execute the within Certification as required by the provisions of Section 14A:9-5(5), corporations, general, of the New Jersey Statutes hereby certifies as follows:

     (a) The name of the corporation is Trump's Castle Hotel & Casino, Inc.;

     (b) The Restated Certificate of Incorporation was adopted on October 7,
1996;

     (c) The number of shares outstanding at the time of the adoption of the Restated Certificate of Incorporation was 100 shares of common stock. The number of shares entitled to vote thereon was 100 shares of common stock, all of which voted in favor of the adoption of the Restated Certificate of Incorporation.


                                          /s/ NICHOLAS L. RIBIS
                                          --------------------------
                                          Nicholas L. Ribis
                                          Vice President